EXHIBIT 16.2

                   LETTERHEAD OF SCHWARTZ LEVITSKY FELDMAN LLP

                                AUDITORS' REPORT



To the
 Shareholder of
 TELIPHONE INC.


We have audited the balance sheet of TELIPHONE INC., as at September 30, 2004, and the statements of operations and deficit for the period from date of inception, August 27, 2004 to September 30, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. In our opinion, these financial statements present fairly, in all material respects, the financial position of the Corporation as at September 30, 2004, and the results of its operations for the period from date of inception, August 27 2004, to September 30, 2004, in accordance with Canadian generally accepted accounting principles.

/s/ Schwartz Levitsky Feldman LLP

Schwartz Levitsky Feldman LLP
Chartered Accountants LLP
Montreal, Quebec July 13, 2005